Exhibit 7.1

STOCK EXCHANGE AGREEMENT

by and among

DIPPER INCORPORATED,
a Colorado corporation,

21st CENTURY EDUCATION, INC.,
a Nevada corporation,

and

the EXCHANGING SHAREHOLDERS OF
21st CENTURY EDUCATION, INC.

Dated as of October 30, 2002

Exhibit 7.1

Exhibit 7.1

5.19	Employee Benefit Plans and Employment Agreement	12
5.20	Certain Employees and Salaries	13
5.21	Material Contracts	13
5.22	Labor Matters	14
5.23	Environmental Matters	14
5.24	Necessary Property	15
5.25	Minute Books and Charter Documents	15
5.26	Broker’s Fees	15
5.27	Questionable Payments	15
5.28	Tax Reports	15
5.29	No Misstatements or Omissions	15
Article 6 REPRESENTATIONS AND WARRANTIES OF DIPPER		15
6.01	Organization; Good Standing	15
6.02	Authority	16
6.03	Due Execution and Enforceability	16
6.04	No Restrictions Against Performance	16
6.05	Capital Stock of Dipper	16
6.06	SEC Filings; Financial Statements of Dipper	16
6.07	Materially Adverse Change of Condition	17
6.08	Third-Party and Governmental Consents	17
6.09	Litigation	17
6.10	Broker’s Fees	17
6.11	No Misstatements or Omissions	17
6.12	Registration Rights	18
6.13	Cancellation of Stock Certificate	17
Article 7 ADDITIONAL AGREEMENTS		17
7.01	Due Diligence	17
7.02	Commercially Reasonable Efforts	17
Article 8 INDEMNIFICATION		18
8.01	Survival of Representations, Warranties and Covenants	18
8.02	Indemnification by and on Behalf of the Stockholders	18
8.03	Indemnification by Dipper	18
8.04	Notice of Claims	18
8.05	Limitation of Liability	19
Article 9 TERMINATION AND AMENDMENT		19
9.01	Termination	19
9.02	Effect of Termination	20
Article 10 GENERAL PROVISIONS		20
10.01	Continuance of 21st Century	20
10.02	Expenses	20
10.03	Assignment	20
10.04	Waiver	20
10.05	Entire Agreement	20
10.06	Further Assurances	20
10.07	Notices	20
10.08	Amendments	21

ii

Exhibit 7.1

10.09	Severability	21
10.10	Governing Law	21
10.11	Counterparts; Facsimile Signatures	21
10.12	Attorneys Fees	21

Exhibits

3.01(b) – Form of Subscription Agreement
3.01(c) – Form of Articles of Exchange

Schedules

2.02 – 21st Century Stockholders / Consideration
4.04 – Third Party & Government Consents (Stockholders)
5.01 – Jurisdictions / Registered Agents / Business Names
5.08 – Material Adverse Changes
5.09 – Third Party & Government Consents (21st Century)
5.10(a) – Real Property
5.12 – Accounts Payable and Promissory Notes
5.13 – Insurance and Bonds
5.14 – Bank Accounts
5.17 – Permits
5.19 – Employee Benefit Plans
5.20 – Employees and Salaries
5.21 – Material Contracts
5.23 – Environmental Matters
5.24 – Necessary Property
5.28 – Tax Reports
6.08 – Third Party & Government Consents (Dipper)

iii

Exhibit 7.1

STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (the “Agreement”) dated the 30th day of October, 2002, is by and among Dipper Incorporated, a Colorado corporation (“Dipper”), 21st Century Education, Inc., a Nevada corporation (“21st Century”), and the shareholders of 21st Century listed on the attached Schedule 2.02, all of whom are together referred to herein as the “Stockholders” and who own all of the capital stock of 21st Century.

WHEREAS, Dipper desires to acquire all of the capital stock of 21st Century from the Stockholders in exchange for shares of the common stock, no par value, of Dipper (“Dipper Stock”) as hereinafter provided, and the Stockholders desire to effect such exchange; and

WHEREAS, Dipper and the Stockholders desire that the transactions provided for herein shall qualify as a reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

DEFINITIONS; HEADINGS

Defined Terms.    As used in this Agreement, terms defined in the preamble and recitals of this Agreement have the meanings set forth therein, and the following terms have the meanings set forth below:

“Articles of Exchange” has the meaning ascribed to such term in Section 2.04.

“Closing” has the meaning ascribed to such term in Section 2.03.

“Closing Date” has the meaning ascribed to such term in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration” means those shares of Dipper Stock set forth on Schedule 2.02.

“Environmental Laws” mean all federal, state and local rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, or local court, arbitration tribunal or governmental department, board, commission, bureau, agency, authority or instrumentality.

“Hazardous Materials” mean (a) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,”

Exhibit 7.1

“extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law, and (b) any other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental Authority in a jurisdiction in which 21st Century operates.

“Knowledge” as used (i) with respect to Dipper shall mean those facts that are actually known or should reasonably have been or become known in the ordinary course of business by the officers of Dipper, taking into account the scope and nature of such officers’ responsibilities, (ii) with respect to 21st Century, shall mean those facts that are actually known or should reasonably have been or become known in the ordinary course of business by the officers of 21st Century, taking into account the scope and nature of such officers’ responsibilities, and (iii) with respect to a Stockholder shall mean facts that are actually known or should reasonably have been or become known to such Stockholder in the ordinary course of business, taking into account the scope and nature of such Stockholder’s involvement in the operation of 21st Century.

“Laws” mean all (i) federal, state, local, or foreign laws, rules and regulations, (ii) orders, (iii) Permits, and (iv) agreements with federal, state, local, or foreign regulatory authorities to which the Stockholders, 21st Century, or Dipper, as the case may be, is a party or by which any of them or their property is bound.

“Liens” mean all liens, liabilities, claims, security interests, mortgages, pledges, agreements, obligations, restrictions, or other encumbrances of any nature whatsoever, whether absolute, legal, equitable, accrued, contingent or otherwise, including, without limitation, any rights of first refusal.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Permits” mean all permits, licenses, franchises, orders, certificates and approvals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” mean all registration statements, proxy statements, periodic reports and schedules filed by Dipper with the SEC under the Securities Laws.

“Securities Laws” mean the 1933 Act, the 1934 Act, the Investment Company of Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subscription Agreement” has the meaning ascribed to such term in Section 3.01(b).

“Taxes” mean any taxes or other governmental charges or assessments of whatever kind or nature imposed by the United States, by any other nation or by any state, county, municipality or governmental subdivision, including without limitation, any income, franchise or any other similar taxes based on or measured by income or otherwise, any sales or use taxes, property, employment and employer withholdings, unemployment, social security, occupational, customs, excise or other taxes, together with any interest or penalties relating thereto.

Exhibit 7.1

“Tax Reports” mean all returns or reports required to be filed relating to the federal and state income tax filings of 21st Century.

“21st Century Financial Statements” mean the audited financial statements of 21st Century for its fiscal year ended December 31, 2001, and the unaudited financial statements prepared in connection with this transaction dated as of June 30, 2002.

“21st Century Stock” means all of the issued and outstanding shares of common stock, $0.001 par value, of 21st Century.

Other Definitional Provisions.    Wherever the context so requires, words used herein in the masculine gender shall be deemed to include the feminine and neuter. A definition of any term shall be equally applicable to both the singular and plural forms of the term defined.

Titles; Headings.    All titles and headings appearing in this Agreement are for identification only and are not to be used for interpretive purposes.

EXCHANGE OF STOCK; CLOSING

Acquisition of 21st Century Stock.    Subject to the terms and conditions herein stated, the Stockholders agree to assign, transfer and deliver to Dipper at Closing, and Dipper agrees to acquire from the Stockholders at Closing, all of the issued and outstanding 21st Century Stock. The certificates representing the 21st Century Stock shall be duly endorsed in blank by the Stockholders. The Stockholders agree to cure any deficiencies with respect to the endorsement of the certificates representing the 21st Century Stock.

Exchange of Shares.    At Closing, the Stockholders shall surrender the certificate or certificates representing all the issued and outstanding 21st Century Stock in exchange for certificates for the Dipper Stock issued in the name of the Stockholders in the amount of the Consideration. The Stockholders shall receive their certificates for the Dipper Stock issued as the Consideration as set forth on Schedule 2.02 attached hereto.

Closing.    The closing of the transaction provided for herein (the “Closing”) shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1225 17th Street, Suite 2300, Denver, Colorado, on August 2, 2002, at 10:00 a.m., local time, unless another date or place is agreed to in writing by the parties hereto (the “Closing Date”).

Effective Time.    On the Closing Date, the parties shall cause the stock exchange to be consummated by causing articles of share exchange to be executed, filed and recorded in accordance with the relevant provisions of Colorado law (“Articles of Exchange”). The share exchange shall become effective upon the later of the time of the filing of the Articles of Exchange with the Secretary of State of Colorado or such later time as is specified in the Articles of Exchange.

Closing of Transfer Records.    After the close of business on the Closing Date, transfers of shares of 21st Century Stock shall not be permitted on the stock transfer books of 21st Century.

Exhibit 7.1

DELIVERIES AT CLOSING; CONDITIONS TO CLOSING

Deliveries by the Stockholders.    At the Closing, in addition to any other documents required to be delivered under the terms of this Agreement, the Stockholders shall deliver to Dipper the following:

A certificate of the Stockholders dated the Closing, certifying that any consents and approvals referred to in Section 4.04 which are obtainable prior to the Closing, have been obtained, together with copies of such consents and approvals.

Subscription agreements, in substantially the form of Exhibit 3.01(b) attached hereto, completed and executed by each Stockholder (the “Subscription Agreements”).

Articles of Exchange, in substantially the form of Exhibit 3.01(c) attached hereto, completed and executed by each Stockholder.

Deliveries by 21st Century.    At the Closing, in addition to any other documents required to be delivered under the terms of this Agreement, 21st Century shall deliver to Dipper the following:

Copies of the Articles of Incorporation of 21st Century certified as of a recent date by the Secretary of State of Nevada.

Copies of the Bylaws of 21st Century including all amendments thereto, certified by the Secretary of 21st Century.

A Certificate, dated not earlier than seven calendar days prior to Closing, of the Secretary of State of Nevada as to the valid existence of 21st Century.

Certificates of authority dated during 2002 of the Secretary of State of each of the states in which 21st Century is qualified to do business, as to the due qualification or license of 21st Century as a foreign corporation in such state.

A certificate of the President of 21st Century, dated the Closing Date, certifying that any consents and approvals referred to in Section 5.09 have been obtained, together with copies of such consents and approvals.

Resolutions adopted by the Board of Directors of 21st Century authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary of 21st Century.

The stock certificate issued to 21st Century representing 800,000 shares of Dipper Stock with a stock power transferring such certificate to Dipper.

Executed Articles of Exchange, in substantially the form of Exhibit 3.01(c) attached hereto.

Deliveries by Dipper.    At the Closing, in addition to any other documents required to be delivered under the terms of this Agreement, Dipper shall deliver to the Stockholders the following:

A certificate of the President of Dipper, dated the Closing Date, certifying that any consents and approvals referred to in Section 6.08 have been obtained, together with copies of such consents and approvals.

A Certificate, dated as of a recent date, of the Secretary of State of the State of Colorado as to the valid existence and good standing of Dipper.

Exhibit 7.1

Resolutions adopted by the Board of Directors of Dipper authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary of Dipper.

Executed Articles of Exchange, in substantially the form of Exhibit 3.01(c) attached hereto.

Conditions to Each Party’s Obligation to Effect the Share Exchange.    Except as may be waived in writing by the parties, all of the obligations of the Parties under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect, having the effect of making this Agreement illegal or otherwise prohibiting consummation of this Agreement; provided, however, that the provisions of this Section shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.02 shall have been the cause of, or shall have resulted in, such order or injunction.

Additional Conditions to Obligations of Dipper.    The obligation of Dipper to effect the share exchange is subject to the satisfaction of, or waiver by, Dipper, on or prior to the Closing Date of the following conditions:

Representations and Warranties.    The representations and warranties of 21st Century and the Stockholders set forth in Articles 4 and
5 shall be true and correct in all material respects as of the Closing Date, subject to any changes contemplated by this Agreement.

Performance of Other Parties’ Obligations.    21st Century and the Stockholders shall have performed in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date.

Delivery of Closing Documents.    21st Century shall have delivered to Dipper all of the documents required by Section 3.02 and the Stockholders shall have delivered to Dipper all of the documents required by Article 2 and Section 3.01.

Additional Conditions to Obligations of the Stockholders.    The obligations of the Stockholders to effect the share exchange are subject to the satisfaction of, or waiver by, Stockholders holding a majority of the 21st Century Stock, on or prior to the Closing Date of the following conditions:

Representations and Warranties.    The representations and warranties of Dipper set forth in Article 6 shall be true and correct in all material respects as of the Closing Date, subject to any changes contemplated by this Agreement.

Performance of Dipper’s Obligations.    Dipper shall have performed in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

Delivery of Closing Documents.    Dipper shall have delivered to the Stockholders all of the documents required by Section 3.03.

Exhibit 7.1

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

As a material inducement for Dipper to enter into and perform its obligations under this Agreement, the Stockholders, jointly and severally, make the following representations and warranties, each of which is true, complete and correct in all material respects on the date hereof and will be true, complete and correct in all material respects on the Closing Date.

Exhibit 7.1

Ownership of Shares.    The Stockholders are the lawful sole owners, beneficially and of record, of all of the issued and outstanding shares of 21st Century Stock and such stock is free and clear of all Liens. The ownership of 21st Century Stock by the Stockholders is as set forth in Schedule 2.02 hereto. From the date of this Agreement until the Closing, the Stockholders agree not to sell, transfer, or assign, or to permit any Lien to attach to, any of the 21st Century Stock owned by them.

Stockholders’ Due Execution; Enforceability Against Stockholders.    This Agreement has been duly executed and delivered by the Stockholders and is a valid and binding obligation of each of the Stockholders, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors’ rights and general principles of equity. The execution, delivery and performance of this Agreement by each Stockholder will not violate or conflict with any agreement, instrument, judgment or decree to which such Stockholder is a party or is subject.

Stockholders’ Capacity.    The Stockholders have full legal right, power, authority and capacity to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereunder.

Third-Party and Governmental Consents.    Except as set forth in Schedule 4.04 hereto, no approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filing with, or notice to, any Governmental Authority or other third party is required on the part of the Stockholders in connection with the execution and delivery of this Agreement by the Stockholders or the consummation of the transactions contemplated hereby. All of the consents and approvals set forth on Schedule 4.04 have been obtained.

Broker’s Fees.    No agent, broker or other person is or may be entitled to a commission or finder’s fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against 21st Century or Dipper as a result of any actions by the Stockholders. The Stockholders shall indemnify 21st Century and Dipper against any claim for any such commission or finder’s fee made by any agent, broker or other person as a result of any actions by the Stockholders.

Investment Representation.    Each Stockholder acknowledges that the issuance to him by Dipper of the shares of Dipper Stock constituting the Consideration pursuant to this Agreement has not been registered under the 1933 Act or any state securities Laws, and that such Dipper Stock may not be sold or transferred other than pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from such registration, and further acknowledges that the certificates representing the Dipper Stock will bear a restrictive legend to the foregoing effect. As of the Closing Date, each Stockholder acknowledges and re-confirms all representations and warranties made by him in the Subscription Agreement delivered by him to Dipper at the Closing, as if such representations and warranties were made in this Agreement.

REPRESENTATIONS AND WARRANTIES
of 21st Century

As a material inducement for Dipper to enter into and perform its obligations under this Agreement, 21st Century makes the following representations and warranties, each of which is true, complete and correct in all material respects on the date hereof and will be true, complete and correct in all material respects on the Closing Date.

Exhibit 7.1

Organization Existence.    21st Century is a corporation duly organized and validly existing under the laws of Nevada with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. 21st Century is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification. The jurisdictions in which 21st Century is qualified to do business, and the names and addresses of 21st Century’s registered agents in such jurisdictions, are set forth on Schedule 5.01 hereto. Schedule 5.01 hereto sets forth all names under which 21st Century has conducted or purported to conduct business since the date of its incorporation.

Capital Stock.    21st Century is authorized to issued 25,000,000 shares of common stock, $0.001 par value per share. As of the date of this Agreement, 21st Century has issued and there are outstanding 9,830,000 shares of common stock. There is no other class or series of equity of 21st Century authorized, issued or outstanding. No shares of 21st Century are held in treasury. All outstanding shares of 21st Century Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, calls, commitments, conversions rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of any equity security of 21st Century, other than as contemplated by this Agreement. From the date of this Agreement until the Closing, 21st Century shall not issue any additional equity securities to any person or entity whatsoever, including as a result of having previously issued any warrants to acquire stock, or any options to acquire securities as a result of any employee stock option plan or employee benefit plan.

Subsidiaries and Affiliates.    21st Century does not have any subsidiaries or hold any equity or ownership interest of any kind, whether beneficially or of record, in any corporation, partnership, liability company, joint venture, or other enterprise or entity of any nature whatsoever. The only affiliates of 21st Century are E2020 Inc. and ReInvent Ed, Inc. For purposes hereof, an “affiliate” of 21st Century means (a) any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with 21st Century, (b) any spouse or non-adult child, (c) any relative other than a spouse or non-adult child who has the same principal residence of any natural person described in clause (a) above, (d) any trust in which such persons described in clause (a), (b) or (c) above have a beneficial interest, and (e) any corporation, partnership, limited liability company, or other organization of which any such persons described in clause (a), (b) or (c) above collectively own more than 50% of the equity of such entity. For purposes of this definition, beneficial ownership of more than 50% of the voting common equity of a person or entity shall be deemed to be control of such person or entity.

Due Execution, Enforceability.    This Agreement has been duly executed and delivered by 21st Century and is a valid and binding obligation of 21st Century, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors’ rights and general principles of equity. The execution, delivery and performance of this Agreement by 21st Century will not violate or conflict with any agreement, instrument, judgment or decree to which 21st Century is a party or is subject.

No Restrictions Against Performance.    Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated in this Agreement will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or adverse condition under:

the Articles of Incorporation and Bylaws of 21st Century;

any Law which is applicable to 21st Century or any of its properties or assets;

Exhibit 7.1

any contract, indenture, instrument, agreement, mortgage, lease, right, or other obligation or restriction to which 21st Century is a party or by which 21st Century or any of its properties or assets is or may be bound; or

any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any Governmental Authority by which 21st Century or any of its properties or assets is or may be bound.

Historical Financial Information.    The 21st Century Financial Statements, true and complete copies of which have been previously delivered to Dipper, present fairly the financial position, assets and liabilities of 21st Century as of the dates thereof and the revenues, expenses, results of operations and cash flows of 21st Century for the periods covered thereby, in accordance with GAAP. The 21st Century Financial Statements are in accordance with the books and records of 21st Century and do not reflect any transactions which are not bona fide transactions. The books and records of 21st Century have been maintained in accordance with applicable laws, rules and regulations, and in the ordinary course of business. The accounts and notes receivable of 21st Century reflected in the 21st Century Financial Statements are valid, existing and genuine and represent sales actually made or services actually delivered by 21st Century in bona fide transactions in the ordinary course of business consistent with past practice and there is no material right of setoff or counterclaim or threat thereof that would jeopardize the collectability of such accounts and notes receivable at the aggregate recorded amounts thereof.

No Undisclosed Liabilities.    No basis exists on the date hereof for assertions against 21st Century of any material claim or liability of any nature other than (i) those which have been disclosed in the 21st Century Financial Statements, or (ii) have been incurred in the ordinary course of the business of 21st Century since June 30, 2002, and which do not constitute a breach of the representation and warranty set forth in Section 5.08. For purposes of this Section 5.07 and Section 5.08, a claim or liability shall be deemed to be “material” if it involves an amount in excess of $50,000, individually or in the aggregate, as the context requires.

No Adverse Effects or Changes.    Since June 30, 2002, there have been no events involving 21st Century that have had a material adverse effect on its business or its assets. Except as listed on Schedule 5.08, since June 30, 2002, 21st Century has not, and will not, prior to the Closing Date without the prior written consent of Dipper, which consent shall not be unreasonably withheld or delayed:

made any change in its authorized capital or outstanding securities;

borrowed or agreed to borrow any funds, guaranteed the repayment of any indebtedness or incurred any other contingent financial obligations, except borrowings incurred in the ordinary course of its business in accordance with its past practices;

satisfied any obligation or liability (absolute or contingent), other than obligations and liabilities incurred in the ordinary course of its business in accordance with its past practices;

declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever in respect of its capital stock, or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any of its outstanding capital stock;

sold, transferred or otherwise disposed of, or agreed to sell transfer or otherwise dispose of, any material assets, properties or rights, except inventory and equipment in the ordinary course of its business in accordance with its past practices, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims other than accounts receivable write-offs and writedowns in the ordinary course of its business in accordance with its past practices;

Exhibit 7.1

other than in the ordinary course of business in accordance with its past practices, entered, or agreed to enter, into any agreement or arrangements to sell any of its assets, properties or rights, including inventories and equipment;

made or permitted any amendment or termination of any material contract, agreement, permit or license to which it is a party or by which it or any of its properties are bound;

made, directly or indirectly, any accrual or arrangement for or payment of any bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director or executive employee;

except for customary raises granted in the ordinary course of its business in accordance with its past practices, increased the rate of compensation payable, or to become payable, by it to any of its officers, directors or employees or adopted any new, or made any increase in, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan payment or arrangement made to, for or with any present or former such officers, directors, or executive employees;

incurred, or become subject to, any uninsured claim or liability for any material damages for any negligence or other tort or breach of contract;

made any capital expenditures (or commitments therefor) which in the aggregate exceed $100,000;

suffered any damages, destruction or casualty losses in excess of $25,000 as to any single occurrence or $50,000 in the aggregate;

entered into any other material transaction other than in the ordinary course of its business in accordance with its past practices; or

suffered any material adverse change in condition of or title to any of its assets.

Third-Party and Governmental Consents.    Except as set forth in Schedule 5.09 hereto, no approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filing with, or notice to, any Governmental Authority or other third party is required on the part of 21st Century in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All of the consents and approvals set forth on Schedule 5.09 have been obtained.

Real and Personal Property

Real Property.    Schedule 5.10(a) sets forth a list of all real properties owned, leased, or subject to a contract or purchase and sale or lease commitment by 21st Century, written or oral, (collectively “Real Property”), and with respect to all owned Real Property, a description of the nature and amount of any liens, mortgages and encumbrances incurred by 21st Century affecting such Real Property. Except as set forth in Schedule 5.10(a), the buildings, premises and equipment that are owned or leased by 21st Century are in good operating condition and repair, subject only to ordinary wear and tear customary within the local trade. There is no matter currently pending the effect of which in any material respect would interfere with or prevent the continued use of any of the Real Property for the purposes for which it is now being used or would materially affect the values thereof.

Personal Property.    21st Century has good, valid, marketable, legal and beneficial title to all of its personal property, free and clear of all Liens. There are no outstanding options, warrants, commitments, agreements or any other rights of any character entitling any person or entity, other than Dipper, to acquire any interest in all or any part of the personal property of 21st Century.

Exhibit 7.1

Accounts and Notes Receivable.    As of June 30, 2002, 21st Century had no accounts or notes receivable.

Accounts Payables and Promissory Notes.    Schedule 5.12 sets forth a list of:

all accounts payable of 21st Century as of June 30, 2002, together with an appropriate aging schedule;

all long-term and short-term promissory notes, installment contracts, loan agreements and credit agreements to which 21st Century is a party or to which any of its properties are subject;

all indentures, mortgages, security agreements, pledges, and any other agreements, pledges, and any other agreements of 21st Century relating thereto or with respect to collateral securing the same; and

an identification of the accounts payable on Schedule 5.12 that have been fully or partially paid since June 30, 2002.

Insurance and Bonds.    Schedule 5.13 sets forth a list of all insurance policies and bonds held by 21st Century including those covering its properties, buildings, equipment, fixtures, employees, and operations. Such list specifies with respect to each such policy:

the insurer and agent;

the amount of coverage;

the dates of premiums or payments due thereunder; and

the expiration date, as applicable.

Each such policy identified is currently in full force and effect. All insurance premiums due according to the applicable payment schedules reflected in such policies have been timely paid. Except as set forth on Schedule 5.13, there are no facts or circumstances known or under which any claims for uninsured losses or damages are likely to be asserted against 21st Century in an amount in excess of $25,000 nor are there any such claims pending against 21st Century;

The insurance policies currently maintained by 21st Century provide coverage believed by 21st Century to be adequate for its properties, assets, products and operations;

21st Century has not requested cancellation of any material policy of insurance at any time during the previous one year;

21st Century has not sought and been denied any insurance coverage during the one-year period prior to the Closing Date. All bonds issued to secure performance of or payment by 21st Century under any material contract in progress or yet to be completed, including those contracts identified in Schedule 5.13, are in force and effect and are identified on Schedule 5.13. 21st Century has not made any representations or undertaken any other act which would give rise to a viable claim that any such existing bond is invalid or unenforceable; there are no facts or circumstances under which the validity or enforceability by 21st Century of any such existing bond could be successfully challenged; and

The transactions contemplated by this Agreement will have no adverse effect on any such existing bond.

Bank Accounts.    Schedule 5.14 sets forth a list of: (i) the name of each bank or other financial institution in which 21st Century has an account or safe deposit box; (ii) the names of all person authorized to draw

Exhibit 7.1

thereon or to have access thereto; and (iii) the names of all persons other than the officers of 21st Century who are authorized to incur liabilities on behalf of 21st Century for borrowed funds.

Compliance with Laws.    To the best of its Knowledge, 21st Century has complied with and is not in default under any Laws the violation of which could have a material adverse effect on its business, properties or assets.

Litigation.    There is no judicial or administrative claim, action, suit or proceeding pending or, to the Knowledge of 21st Century, threatened against or relating to 21st Century, the officers or directors of 21st Century in their capacities as officers or directors, the business, properties or assets of 21st Century, or the transactions contemplated by this Agreement, including, but not limited to, actions or proceedings alleging any violation of any Environmental Law, before any federal, state, or local court, arbitration tribunal or Governmental Authority, which would, individually or in the aggregate, materially adversely affect the business, properties or assets of 21st Century or the transactions contemplated by this Agreement and there does not exist any valid basis for any such claim, action, suit or proceeding. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of 21st Century, threatened by or against 21st Century with respect to this Agreement, or in connection with the transactions contemplated hereby and 21st Century has no reason to believe there exists a valid basis for any such claim, action, suit, proceeding or investigation.

Permits.    Schedule 5.17 hereto sets forth a true, correct and complete list of all Permits of any federal, state or local regulatory or Governmental Authority relating to the business, properties or assets of 21st Century. The Permits constitute all permits, licenses, franchises, orders, certificates and approvals which are required for the lawful operation of the business, properties and assets of 21st Century. Further, 21st Century is in compliance in all material respects with all such Permits and owns or has owned or had valid Permits to use all properties, tangible or intangible, necessary for the conduct of its business and the operation of its properties and assets in the manner in which they are now conducted and operated.

Taxes.

All Tax Reports required to be filed by 21st Century that are required to be filed on or prior to the Closing Date have been duly filed and are true, complete and accurate in all material respects. All Taxes owed with respect to the periods covered by such Tax Reports have been duly paid. 21st Century has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes and has timely withheld and paid to the proper governmental authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

There are no agreements, waivers or other arrangements providing for extension of time with respect to the assessment or collection of any Tax on 21st Century; there are not any actions, suits, proceedings, investigations or claims now pending against 21st Century in respect of unpaid Taxes, and there are no matters under discussion with any federal, state, county or local Governmental Authority relating to any amount of unpaid Taxes. Except as otherwise set forth on Schedule 5.18, the Tax Reports of 21st Century have not been audited and are not in the process of being audited by the applicable taxing authorities, and there is no Tax deficiency outstanding, proposed or assessed against 21st Century, and 21st Century is not a party to any Tax allocation or Tax sharing agreement.

Since its formation, 21st Century has been treated as a C Corporation for federal income tax purposes.

Employee Benefit Plans and Employment Agreements.    Set forth on Schedule 5.19 is a list of each employee benefit plan (witphin the meaning of Section 3(3) of ERISA), written or oral employment or

Exhibit 7.1

consulting agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement, (or plan, program, or arrangement) covering any present or former employee of 21st Century and which is, or at any time was, sponsored or maintained by (or to which contributions are, were, or at any time were required to have been, made by) 21st Century.

Certain Employees and Salaries.    Schedule 5.20 sets forth a list of the names and salary rates of all employees of 21st Century whose current regular annual salary rate is $60,000 or more, together with any bonuses paid or payable to each such employee of 21st Century for the preceding or current fiscal year, and, to the extent existing at Closing, all arrangements with respect to any bonuses or other payments to be paid to such employees by 21st Century from and after the date of Closing. Schedule 5.20 also identifies the company cars, club memberships and other fringe benefits paid or payable in the future by 21st Century pursuant to existing agreements on behalf of such employees.

Material Contracts.    Schedule 5.21 lists all contracts and arrangements, written, electronic, oral, or otherwise, of the following types to which 21st Century is a party or by which it is bound, or to which any of its assets or properties is subject:

any contract or arrangement of any kind with any employee, officer or director of 21st Century, or a Stockholder, or any member of a Stockholder’s family;

any contract or arrangement of any nature which involves the payment or receipt of cash or other property, any unperformed commitment, or goods or services, having a value in excess of $10,000;

any contract or arrangement pursuant to which 21st Century has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real or personal property, or agreement for financing;

any contract or arrangement involving a partnership, joint venture, jointly owned corporation or other cooperative undertaking;

any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of 21st Century;

any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of 21st Century or 21st Century is granted the authority to act for or on behalf of any person;

any contract for which the full performance thereof may extend beyond sixty calendar days from the date of this Agreement;

any real property leases to which 21st Century is a party, whether as lessor or lessee, which relate to the business of 21st Century and which are not listed on Schedule 5.10(a);

Exhibit 7.1

any contract not made in the ordinary course of business which is to be performed on or after the date of this Agreement; and

any contract not specified above that is material to the business, properties or assets of 21st Century.

There has been delivered to Dipper true, correct and complete copies of each document listed on Schedule 5.21 and a written description of each oral arrangement so listed. Except as disclosed on Schedule 5.21, all such contracts and arrangements, if canceled at any time by the other party, would not have a material adverse effect on the business, properties or assets of 21st Century. There have been delivered to Dipper accurate copies of each form which has been used in the business of 21st Century and is in effect with respect to any third party at the time of Closing. Except as set forth on Schedule 5.21 hereto, each contract between 21st Century and any third party is valid and in full force and effect and constitutes the legal, valid and binding obligation of 21st Century and the other parties thereto, enforceable against 21st Century and the other parties thereto in accordance with their respective terms, and, to the Knowledge of 21st Century, there are no existing violations or defaults by 21st Century (including, but not limited to, the subcontracting or delegation by 21st Century of duties to third parties) or by any other party thereto and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a violation or default thereunder. No other party to any such contract has in writing or otherwise asserted the right, and no basis exists for the assertion of any enforceable right to renegotiate, cancel or terminate prior to the full term thereof any of the terms or conditions of any such contract, nor does 21st Century have any Knowledge that any party to any such contract intends not to renew any such contract upon termination of its current term. Except as set forth on Schedule 5.21 hereto, no consent of any party to such contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Labor Matters.    21st Century has conducted and currently is conducting its business in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment. The relationships of 21st Century with its employees are good and there is, and during the past five years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving 21st Century. To the Knowledge of 21st Century there are no facts or circumstances that could give rise to a claim for wrongful termination or discrimination on any basis. None of the employees of 21st Century is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to the Knowledge of 21st Century, no attempt is currently being made or during the past one year has been made to organize any employees of 21st Century to form or enter a labor union or similar organization.

Environmental Matters.    Except as set forth in Schedule 5.23:

with regard to the assets of 21st Century, 21st Century is currently in compliance in all material respects with all applicable Environmental Laws, has cured any past violations or alleged violations of Environmental Laws to the satisfaction of Governmental Authorities, is not currently in receipt of any notice of violation, is not currently in receipt of any notice of any potential liability for cleanup of Hazardous Materials and is not now subject to any investigation or information request by a Governmental Authority concerning Hazardous Materials or any Environmental Laws. To its Knowledge, 21st Century holds and is in compliance with all governmental permits, licenses, and authorizations necessary to operate those aspects of its business that relate to wetlands, coastal zone management, air emission, discharges to surface or ground water, discharges to any sewer or septic system, noise emissions, solid waste disposal or the generation, use, transportation or other management of Hazardous Materials. 21st Century has never generated, manufactured, refined, recycled, discharged, emitted, released, buried, processed, produced, reclaimed, stored, treated, transported, or disposed of any

Exhibit 7.1

Hazardous Materials except in compliance with all applicable Laws, including applicable Permit requirements;

No assets of 21st Century are subject to any Lien in favor of any person as a result of any Hazardous Material or response thereto; and

To the Knowledge of 21st Century, all facilities where any person has treated, stored, disposed of, reclaimed, or recycled any Hazardous Material on behalf of 21st Century are in compliance with Environmental Laws.

Necessary Property.    To the extent not otherwise listed on a schedule to this Agreement, the assets of 21st Century, whether tangible or intangible, which are required for the operation by 21st Century of its businesses now conducted are listed on Schedule 5.24.

Minute Books and Charter Documents.    All corporate records and books (including stock transfer ledgers) of 21st Century have been made available to Dipper for its review.

Broker’s Fees.    No agent, broker or other person is or may be entitled to a commission or finder’s fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against 21st Century or Dipper as a result of any actions by 21st Century.

Questionable Payments.    Neither 21st Century nor any executive employee, agent, or representative of 21st Century (including the Stockholders) has made, directly or indirectly, any (a) bribes, kickbacks or illegal payments, (b) payments that were falsely recorded on the books and records of 21st Century, or (c) payments to governmental officials for improper purposes.

Tax Reports.    Schedule 5.28 contains true and correct copies of the Tax Reports filed by 21st Century for the past tax year (2001).

No Misstatements or Omissions.    No representation or warranty made in this Agreement or on any Schedule hereto by 21st Century is false or misleading as to any material fact or omits to state a material fact required to make any of such information not misleading in any material respect. In addition, all other information made available by 21st Century to Dipper, whether in oral, written, or any other form, is true and correct to the Knowledge of 21st Century, and such information is not false or misleading as to any material fact. To the Knowledge of 21st Century, the foregoing representations, warranties, schedules and information constitute full disclosure of all material facts with respect to the business, assets and liabilities of 21st Century.

REPRESENTATIONS AND WARRANTIES OF DIPPER

As a material inducement for the Stockholders and 21st Century to enter into and perform their obligations under this Agreement, Dipper makes the following representations and warranties, each of which is true, complete and correct in all material respects on the date hereof and will be true, complete and correct in all material respects on the Closing Date.

Organization; Good Standing.    Dipper is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with all requisite corporate power and authority and legal right to own, operate and lease its properties and assets and to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder, and is duly qualified to

Exhibit 7.1

do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification.

Authority.    Dipper has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. Dipper has the power and authority to deliver the Consideration, and all necessary corporate action to authorize the delivery of the Consideration has been taken.

Due Execution and Enforceability.    This Agreement is a valid and binding obligation of Dipper, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors’ rights and general principles of equity.

No Restrictions Against Performance.    Neither the execution, delivery, authorization or performance of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or adverse condition under: (i) the Articles of Incorporation or Bylaws of Dipper; (ii) any federal, state or local Laws which are applicable to Dipper; (iii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which Dipper is a party or by which it is bound; or (iv) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any Governmental Authority by which Dipper is bound.

Capital Stock of Dipper.    The authorized capital stock of Dipper consists of 20,000,000 shares of no par common stock, of which 1,230,000 shares are issued and outstanding, and 5,000,000 shares of no par preferred stock, none of which are outstanding. All of the issued and outstanding shares of Dipper Stock are, and all of the shares of Dipper Stock to be issued in accordance with the terms of this Agreement will be, duly and validly authorized and issued, fully paid and nonassessable. None of the shares of Dipper Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past holders of Dipper Stock. As of the date of this Agreement, there are no other equity securities of Dipper outstanding and no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character provided for the purchase, issuance or sale of any shares of the capital stock of Dipper, other than as contemplated by this Agreement.

SEC Filings; Financial Statements of Dipper.    Dipper has filed and made available to the Stockholders all SEC Documents required to be filed by Dipper since calendar year 2001. The SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not, at the time they were filed (or, if amended, or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in the SEC Documents or necessary in order to make the statements in the SEC Documents in light of the circumstances under which they were made, not misleading. Each of the Dipper financial statements (including, in each case, any related notes) contained in the SEC Documents complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except to the extent required by changes in GAAP, as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB under the 1934 Act), and fairly presented in all material respects the financial position of Dipper as at the respective dates and the results of operations and cash flows of the periods indicated, except that the unaudited interim

Exhibit 7.1

financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Materially Adverse Change of Condition.    Dipper has no Knowledge of any material adverse change in the condition of or title to its assets which have occurred subsequent to April 30, 2002.

Third-Party and Governmental Consents.    Except as set forth on Schedule 6.08 hereto, and those customarily obtained after Closing, no approval, consent, waiver, order or authorization of, or registration, qualification, declaration or filings with, or notice to, any Governmental Authority or other third party is required on the part of Dipper in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. All of the consents and approvals set forth on Schedule 6.08 have been obtained.

Litigation.    There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Dipper, threatened, by or against Dipper with respect to this Agreement or in connection with the transactions contemplated hereby and Dipper has no reason to believe there exists a valid basis for any such claim, action, suit, proceeding, or investigation.

Broker’s Fees.    No agent, broker or other person is or may be entitled to a commission or finder’s fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against the Stockholders, 21st Century or Dipper as a result of any actions by Dipper. Dipper shall indemnify the Stockholders against any claim for any such commission or finder’s fee made by any agent, broker or other person as a result of any actions by Dipper.

No Misstatements or Omissions.    No representation or warranty made in this Agreement by Dipper is false or misleading as to any material fact or omits to state a material fact required to make any of such information not misleading in any material respect. In addition, all other information made available by Dipper to the Stockholders, whether in oral, written or any other form, is true and correct to the Knowledge of Dipper, and such information is not false or misleading as to any material fact. To the Knowledge of Dipper, the foregoing representations, warranties and information, together with the SEC Documents, constitute full disclosure of all material facts with respect to the business, assets and liabilities of Dipper.

Cancellation of Stock Certificate.    Within one business day of the Closing, Dipper shall cancel the stock certificate representing Dipper Stock delivered to it by 21st Century pursuant to Section 3.02(i) of this Agreement.

ADDITIONAL AGREEMENTS

Due Diligence.    Each party shall provide the other parties with adequate opportunity to conduct such reviews and examinations of the business, properties and conditions (financial and otherwise) of that party as each other party shall deem prudent, provided that such investigations shall not interfere unreasonably with the normal operations of the party being reviewed.

Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the stock exchange and the other transactions contemplated by this Agreement as soon as practicable after the date hereof.

Exhibit 7.1

In furtherance and not in limitation of the covenants of the parties contained in Section 7.02(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the parties shall cooperate in all respects with the other parties and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Registration Rights.    Dipper will use reasonable diligence to file a registration statement with the SEC covering the resale of the Dipper Stock received as Consideration pursuant to this Agreement. Once filed, Dipper will use its best efforts to have the registration statement declared effective as soon as it can practically complete the review process imposed by the SEC, using reasonable diligence.

INDEMNIFICATION

Survival of Representations, Warranties and Covenants.    Without affecting the validity or applicability of the indemnification provisions set forth in Sections 7.02 and 7.03 of this Agreement, the representations, warranties, and covenants of the Stockholders, 21st Century and Dipper contained in this Agreement shall survive the Closing and remain in full force and effect until one year after the Closing Date except that such representations and warranties shall remain in full force and effect until two years after the Closing Date with respect to any breach thereof resulting in or otherwise involving a claim by a third party against Dipper or 21st Century (a “Third Party Claim”).

Indemnification by and on Behalf of the Stockholders.    Subject to the provisions of Section 7.05, the Stockholders jointly and severally agree to defend, indemnify and hold Dipper harmless from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees, penalties, and interest) payable to or for the benefit of, or asserted by, any party, resulting from, arising out of, or incurred as a result of: (a) the breach of any representation, warranty or covenant made by the Stockholders herein; or (b) any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of the businesses of 21st Century prior to the Closing, or otherwise arising out of any act or occurrence prior to, or any condition or facts existing as of, the Closing, regardless of whether or not referred to on a Schedule to this Agreement or otherwise disclosed or known to Dipper as of the Closing. No claim by Dipper for indemnification by the Stockholders shall be made after one year has elapsed following the Closing Date except that a claim for indemnification may be made by Dipper with respect to a Third Party Claim until two years has elapsed following the Closing Date.

Indemnification by Dipper.    Subject to the provisions of Section 7.05, Dipper agrees to defend, indemnify and hold the Stockholders harmless from and against any and all losses, liabilities, damages, costs, or expenses (including reasonable attorneys’ fees, penalties and interest) payable to or for the benefit of, or asserted by, any party, resulting from, arising out of, or incurred as a result of the breach of any representation, warranty or covenant made by Dipper herein. No claim by the Stockholders for indemnification by Dipper shall be made after one year has elapsed following the Closing Date except that a claim for indemnification may be made by the Stockholders with respect to a Third Party Claim until two years has elapsed following the Closing Date.

Notice of Claims.    The Stockholders and Dipper shall give prompt written notice to each other of any claim by any party which might give rise to a claim by the Stockholders or Dipper against the other based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or

Exhibit 7.1

estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the indemnifying party to provide indemnification in accordance with the provisions of this Article 7 unless, and only to the extent that, such indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought by a third party against the Stockholders or Dipper with respect to which the other party may have liability under the indemnification provisions contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name or on behalf of the indemnified party and, in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided further, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel. Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

Limitation of Liability.    Notwithstanding the provisions of this Article 7, neither the Stockholders collectively nor Dipper shall have any liability to the other with respect to any matter which liability does not exceed $5,000 as to any single liability or $10,000 as to liabilities in the aggregate irrespective of their single size except that such limitations shall not apply to any Third Party Claim. In the event of any liability of the Stockholders for indemnification, Dipper may elect to cause such liability to be satisfied in part or in whole by reducing pro rata the Dipper Stock issued to the Stockholders by the number of shares (rounded to the nearest whole number) equal to the amount of the Stockholders’ liability based on the published closing price for a share of Dipper Stock on the day such liability is quantified, and the certificates of Dipper Stock issued to the Stockholders shall bear a legend to that effect.

TERMINATION AND AMENDMENT

Termination.    This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the matters presented in connection with this Agreement by the Stockholders:

By mutual written consent of Dipper and all of the Stockholders;

By either Dipper or Stockholders holding a majority of the 21st Century Stock if the Closing Date shall not have occurred on or before October 31, 2002 (the “Termination Date”); provided, however, that the right to so terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has to any extent been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date; or

By either Dipper or Stockholders holding a majority of the 21st Century Stock if any condition precedent contained in Sections 3.04, 3.05 and 3.06, as applicable, has not occurred and has not been waived by the other party or cured before the Termination Date.

Exhibit 7.1

Effect of Termination.    In the event of termination of this Agreement by either Dipper or the Stockholders as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Dipper, 21st Century, the Stockholders, or their respective officers or directors except with respect to the return of any and all documents obtained as part of due diligence and not to use any such information to the detriment of the other party.

GENERAL PROVISIONS

Continuance of 21st Century.    Subject to a major change of circumstance such as a change of control of Dipper, after the Closing Dipper will conduct its business affairs in the areas where 21st Century has historically been involved as well as any additional areas deemed appropriate by Dipper using the 21st Century entity as a wholly owned subsidiary of Dipper, and David Richter will become an employee charged with the responsibility of running the day-to-day affairs of 21st Century as its President and Chief Executive Officer. During the time that David Richter retains the title of President and Chief Executive Officer of 21st Century, Dipper agrees that the principal office of 21st Century will remain in Scottsdale, Arizona.

Expenses.    Except as otherwise expressly provided herein, each party to this Agreement shall pay its or his own expenses (including, without limitation, the fees and expenses of its or his agents, representatives, counsel, and accountants) incurred in connection with the negotiation, drafting, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Assignment.    Neither this Agreement nor any right created hereby shall be assignable by any party hereto without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, assigns, heirs, executors, administrators, or personal representatives, any rights or remedies under or by reason of this Agreement.

Waiver.    No provision of this Agreement shall be deemed waived by course of conduct, including the act of closing, unless such waiver is made in writing signed by all then existing or surviving parties hereto, stating that it is intended specifically to modify this Agreement, nor shall any course of conduct operate or be construed as a waiver of any subsequent breach of this Agreement, whether of a similar or dissimilar nature.

Entire Agreement.    This Agreement (together with the Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Dipper, 21st Century or the Stockholders (or by any director, officer, employee, agent, or other representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Schedules and Exhibits hereto) constitutes the entire agreement among the parties and there are no agreements or commitments except as expressly set forth herein.

Further Assurances.    Each of the parties hereto agrees to execute all further documents and instruments and to take or to cause to be taken all reasonable actions which are necessary or appropriate to complete the transactions contemplated by this Agreement.

Notices.    All notices, demands, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested, or by prepaid overnight express service or facsimile transmission (with receipt confirmed). Notices shall be sent to the

Exhibit 7.1

parties to the following addresses (or at such other addresses for a party as shall be specified by like notice; provided that such notice shall be effective only upon receipt thereof):

If to the Stockholders or 21st Century:

21st Century Education, Inc.
8390 East Via do Ventura, Suite F11 #228
Scottsdale, AZ 85258
Telephone: (480) 451-4040
Facsimile: (480) 451-7699
Attn: David Richter

If to Dipper:

Dipper Incorporated
8390 East Via do Ventura, Suite F11 #228
Scottsdale, AZ 85258
Telephone: (480) 451-4040
Facsimile: (480) 451-7699
Attn: David Richter

Amendments.    This Agreement may be amended or modified only by a written instrument executed by all parties hereto which states specifically that it is intended to amend or modify this Agreement.

Severability.    In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible but still be legal, valid and enforceable.

Governing Law.    This Agreement and its interpretation shall be governed by the laws of the State of Colorado.

Counterparts; Facsimile Signatures.    To facilitate the execution of this Agreement, the same may be executed in any number of counterparts and signature pages may be delivered by facsimile.

Attorneys Fees.    If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees from the other party or parties, which fees shall be in addition to any other relief which may be awarded.

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Exhibit 7.1

DIPPER INCORPORATED, a Colorado corporation	21ST CENTURY EDUCATION, INC., a Nevada corporation

/s/	/s/
Name: David Richter Title: President	Name: David Richter Title: President

STOCKHOLDERS:

ARGUS DEVELOPMENT LLC, a Michigan limited liability company	AZTEK DEVELOPMENT INC., a Wisconsin corporation

/s/	/s/
Name: Dennis Lessard Title: President	Name: Michael Hill Title:

DTS FAMILY TRUST	ROBERT DELMASTRO

/s/	/s/
Name: Lisa Rupert Title: Trustee

EDUCATIONAL INVESTMENTS INC., a Michigan corporation	EQUITY ENTERPRISES II, INC. a Michigan corporation

/s/	/s/
Name: Shirley Woods Title: President	Name: David Richter Title: President

HI-TECH MANAGEMENT GROUP CORP., a Texas corporation	HURON INVESTMENT, LIMITED a Bahamas Company

/s/	/s/
Name: Mike Hill Title: President	Name: John E. J. King Title: President

Exhibit 7.1

INFINITY DIRECT LLC, a Minnesota limited liability company	KINGS PEAK HOLDING, LTD. a Bahamas corporation

/s/	/s/
Name: George Nesemeier Title: President	Name: Arlene Cleare Title: Director

PERFORMANCE GROUP OF GRAND RAPIDS, INC., a Michigan corporation	SCIMITAR HOLDING, LTD. a Bahamas corporation

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Name: David Richter Title: President	Name: Clifford Rouse Title: President

SOUTHWEST VENTURES, an Arizona corporation	SRH IRREVOCABLE TRUST

/s/	/s/
Name: Robert Delmastro Title: President	Name: Donald R. Larson Title: Trustee